UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   SHAPIRO, EDWARD
   c/o Interland, Inc.
   303 Peachtree Center Ave., Suite 500
   Atlanta, GA  30303
2. Date of Event Requiring Statement (Month/Day/Year)
   3-11-02
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   INTERLAND, INC.
   INLD
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
6. If Amendment, Date of Original (Month/Day/Year)
   3-11-02
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |20,000,000            |I               |(1)                                            |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option            |Immed.(2)|3-11-12  |Common Stock           |10,000   |$1.81     |D            |                           |
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
Explanation of Responses:
(1) These shares are owned directly by PAR Investment Partners, L.P., a ten percent owner of the issuer, and indirectly by Mr. Shapiro as Vice President of PAR Capital Management, Inc., the investment manager to PAR Investment Partners, L.P. Mr. Shapiro disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and the filing of this report shall not be deemed an admission that Mr. Shapiro is the beneficial owner of the securities for purposes of Section 16. Mr. Shapiro is also a limited partner of PAR Group, L.P., the general partner of PAR Investment Partners, L.P.
(2) Option vests immediately. This amendment to Form 3 is submitted for the purpose of revising the vesting schedule which was inadvertently reported on previous Form 3 as follows: stock option vests 25% on the first anniversary of the grant date and 2.08333% monthly thereafter.
SIGNATURE OF REPORTING PERSON
/s/ Edward Shapiro Individually and as V.P. of PAR Capital Mgmt.
Edward Shapiro Individually and as V.P. of PAR Capital Mgmt.
DATE
October 11, 2002